As filed with the Securities and Exchange Commission on July 26, 2006
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MTM Technologies, Inc.
(Exact name of registrant as specified in its charter)
New York
(State or other jurisdiction of incorporation or organization)
13-3354896
(I.R.S. Employer Identification No.)
1200 High Ridge Road, Stamford, Connecticut 06905
(203) 975-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Francis J. Alfano, Chief Executive Officer
MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06905
(203) 975-3700
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
E. Ann Gill, Esq.	John F. Kohler, Esq., General Counsel
Thelen Reid & Priest LLP	MTM Technologies, Inc.
875 Third Avenue	1200 High Ridge Road
New York, New York 10022	Stamford, Connecticut 06905

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to 462(e) under the Securities Act, check the following box. ☐

If this Form is a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $.001 per share	838,081	$2.95	2,472,339	$264.54
Total	838,081	$2.95	2,472,339	$264.54

(1)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the last sale price for the registrant’s common stock on July 21, 2006, as reported by The Nasdaq Stock Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 26, 2006

838,081 Shares

MTM Technologies, Inc.

Common Stock

This prospectus relates to an aggregate of 838,081 shares of our common stock.

On December 10, 2004, pursuant to an asset purchase agreement that we entered into on December 1, 2004 with Vector ESP, Inc., Vector ESP Management, Inc and Vector Global Services, Inc., as amended on December 10, 2004, (the “Vector Asset Purchase Agreement”) we acquired from Vector ESP, Inc. and Vector ESP Management, Inc. substantially all of their assets used or useful in connection with the conduct of, or arising out of the conduct of providing consulting services, information technology products, technology solutions, applications, messaging and collaboration products and services, remote connectivity and workforce mobility products and services (the “Vector Business”).

As partial consideration (1) we issued to VGS Liquidating Company (formerly, Vector Global Services, Inc.), the sole shareholder of Vector ESP, Inc. and Vector ESP Management, Inc., a promissory note dated December 10, 2004 in the amount of $666,666.66 (the “Promissory Note”). As partial payment of the Promissory Note, we issued, on June 10, 2006 106,494 shares of our common stock to VGS Liquidating Company (formerly, Vector Global Services, Inc.), which were subsequently distributed by VGS Liquidating Company to its shareholders (the “Note Repayment Shares”), and (2) we agreed to issue to the VGS Liquidating Company (formerly, Vector Global Services, Inc.) additional shares of our common stock (subject to certain limitations) on the achievement of certain financial targets (the “Earnout Consideration”). As the financial targets were met on March 31, 2006 we issued 731,587 shares of our common stock to VGS Liquidating Company (formerly, Vector Global Services, Inc.) which were subsequently distributed by VGS Liquidating Company to its shareholders (the “Earnout Shares”).

The Note Repayment Shares and the Earnout Shares constitute the shares being offered for sale pursuant to this prospectus. The persons holding such shares are referred to as the “selling securityholders” in this prospectus. The shares may be offered and sold from time to time by the selling securityholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. Information regarding the identities of the selling securityholders, the manner in which they acquired or will acquire their shares and the manner in which the shares are being offered and sold is provided in the “Selling Securityholders” and “Plan of Distribution” sections of this prospectus.

433,840 shares of our common stock were previously issued to VGS Liquidating Company (formerly, Vector Global Services, Inc.) on the closing of the transaction on December 10, 2004,

as part of the consideration paid for the assets of Vector ESP, Inc. and Vector ESP Management, Inc., and subsequently distributed by VGS Liquidating Company to its shareholders. 426,031 of these shares were registered pursuant to a registration statement on Form S-3 (registration number 333-128434) which was declared effective by the SEC on March 21, 2006.

We will not receive any of the proceeds from the sale of the shares. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions. We estimate these expenses to be approximately $37,764.54.

Our common stock currently is traded on The Nasdaq SmallCap Market under the symbol “MTMC.” On July 25, 2006 the closing sale price of our common stock, as reported by Nasdaq, was $3.03 per share. You are urged to obtain current market quotations for our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Investment in the shares being offered pursuant to this prospectus involve a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus entitled “Risk Factors,” commencing on page 3, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2006

Page
Number

You should rely only on the information contained in this prospectus or to that which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus.

INTRODUCTORY COMMENT

Throughout this prospectus, the terms “we,” “us,” “our,” “our Company” and “the Company” refer to MTM Technologies, Inc., and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

“Pequot Fund” refers to Pequot Private Equity Fund III, L.P., “Pequot Partners” refers to Pequot Offshore Private Equity Partners III, L.P., and collectively with Pequot Fund, “Pequot.” “Constellation Venture” refers to Constellation Venture Capital II, L.P., “Constellation Offshore” refers to Constellation Venture Capital Offshore II, L.P., “BSC” refers to The BSC Employee Fund VI, L.P., “CVC” refers to CVC Partners II, LLC, and collectively with Constellation Venture, Constellation Offshore and BSC, “Constellation,” and together with Pequot, the “Investors.”

RISK FACTORS

The shares being offered pursuant to this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the shares. Prior to making an investment decision, you should carefully read the other information in this prospectus and consider, along with other matters referred to or incorporated by reference in this prospectus, the following risk factors.

Risks Relating to Our Business

We have incurred losses in our last 3 fiscal years and our losses may continue.

We incurred a net loss of approximately $8.5 million for our fiscal year ended March 31, 2006, $8.6 million for our fiscal year ended March 31, 2005 and $8.1 million for our fiscal year ended March 31, 2004. Our net losses may continue and our ability to achieve and sustain profitability will be impacted by the following:

•
Our ability to increase our Access, Convergence, Consolidation, and Virtualization solution revenue and our Managed Services revenue. Increasing our emphasis on these IT solutions has placed significant demands on our resources and has resulted in increased operating costs and capital expenditures as we develop and market our IT solutions and transition our sales and business development capabilities to sell and support these solutions. Additionally, developing and marketing IT solutions requires a significant up-front investment in resources and involves a longer sales cycle than selling IT products.

•
Our ability to continue to implement our acquisition strategy. As we implement this strategy, we may incur additional operating expenses required to integrate and accelerate the growth of acquired companies, as well as certain transaction costs related to the completion of these acquisitions.

•
Our ability to keep pace with rapidly changing technology and frequent introductions of new IT products, services, and product and service enhancements, and our ability to fulfill increasingly sophisticated client requirements.

•	Our access to sufficient working capital to fund our sales and other operating activities.

•
Our successful development of centralized technology and information processing systems. As we develop and implement these systems, we expect to achieve cost savings, however we may incur increased operating costs and capital expenditures in the near term.

•
Our ability to attract, train, retain and motivate qualified IT, sales and senior management personnel in a market place where competition for qualified personnel is significant There is a shortage of qualified personnel in these fields and we compete with other companies for this limited pool of IT professionals and sales and senior management personnel.

We may need additional funds to execute our acquisition and internal growth programs which, if available, could result in an increase in our interest expense or dilution of your shareholdings. If these funds are not available, our business could be adversely affected.

We may raise funds through public or private debt or equity financing. If funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders may be reduced and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities could have rights, preferences and privileges senior to those of the holders of our common stock and the terms of such debt could impose restrictions on our operations. If additional funds become necessary, additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to fund our growth or to continue our acquisition program.

We are subject to substantial competition which could adversely affect our operating results.

The markets in which we operate are highly competitive with respect to performance, quality and price. In our professional services business our competition ranges from small, specialty integrators, to other service providers of comparable size and profile to us, as well as large national and global professional services firms and integrators. Our smaller competitors generally are highly focused on their immediate market segment and can respond more quickly to changes in client needs. Our larger competitors generally have greater financial resources and may be able to compete more effectively than we can on prices and payment terms offered to potential clients. This competition impacts our ability to acquire and retain clients and our reduces the prices we can charge for our offering.

In addition, the computer and IT products and services industries have each experienced a significant amount of consolidation through mergers and acquisitions. We also compete with manufacturers, including those serving as our vendors, which market through direct sales forces and distributors. More aggressive competition by principal manufacturers of computer and IT products, such as offering a full range of services in addition to products, could have a material adverse effect on our operations and financial results.

The failure to maintain our status as an authorized reseller/service provider of IT products could have a material adverse effect on our business and operations.

We are materially dependent on our continued status as an approved reseller of IT products and our continued authorization as an IT service provider. We would be unable to provide the range of products and services we currently offer, including warranty services, without such authorization. Our resale agreements with manufacturers generally are terminable by manufacturers on short notice. The sales of products from our two largest suppliers accounted for 16% and 15% of all product sales for the year ended March 31, 2006. The loss of one or more of such authorizations could have a material adverse effect on our business and results of operations.

In addition, our professional services revenues depend in large part on our accreditations with other vendors such as Citrix, Cisco, and Microsoft. Most of our major vendors require that we maintain specifically trained and accredited staff at each of our offices in order to re-sell and provide services associated with such products. Furthermore, certain such vendors require that we make annual purchases of their products for use in our labs and for marketing purposes. Each vendor independently determines these requirements for those organizations which it authorizes to provide services in connection with their products. If these requirements should become substantially more burdensome, they could affect our business in either of two ways: (1) we would elect not to continue our accreditation with such vendor and forgo the revenues associated with the re-sale of such vendor’s products and associated services, or (2) we would incur the additional expense associated with additional staff training or equipment purchase requirements. In either case, this could have a negative impact on our operating results.

We require access to significant working capital and vendor credit to fund our day-to-day operations. Our failure to comply with the financial and other covenants under our working capital facility and other credit arrangements could lead to a termination of those agreements and an acceleration of our outstanding debt.

We require access to significant working capital and vendor credit to fund our day-to-day operations, particularly at the end of our fiscal quarters when demand for our products and services increases substantially. Our secured revolving credit facility (the “CIT Facility”) with CIT Group/Business Credit, Inc. (“CIT”), our amended and restated loan and security agreement (the “New Textron Facility”) with Textron Financial Corporation (“Textron”), and our secured credit agreement with Columbia Partners, L.L.C., as Investment Manager, and National Electric Benefit Fund, as Lender (the “NEBF Loan”) contain a number of financial and other covenants, including consolidated senior leverage ratios and consolidated fixed charge coverage ratios. A breach of these financial or other covenants, unless waived, would be a default under each facility. Upon an event of default, each of these lenders may terminate their respective facilities and/or declare all amounts outstanding under such facilities immediately due and payable and exercise other remedies including foreclosure of the security for the obligations under such facilities. The acceleration of our debt could have a material adverse effect on our financial condition and liquidity. Additionally, the amount of working capital available to us under the CIT Facility is dependent upon the amount and quality of our accounts receivable. A significant defaults, or payment delays, of our accounts receivable could materially adversely affect our borrowing base and our access to sufficient working capital.

As of March 31, 2006, we were in breach of the consolidated fixed charge coverage ratio under the CIT Facility, the New Textron Facility and the NEBF Loan and as of May 31, 2006, we were in breach of the net availability covenant under the CIT Facility. We have obtained a waiver of each of these breaches from each of the applicable lenders.

Our vendor agreement and lines of credit are generally terminable by the vendor at any time. Any significant termination of these arrangements could adversely impact our ability to deliver our IT solutions and reduce our working capital availability.

The loss of the services of our principal executive officers could have a material adverse effect on us.

We are significantly dependent upon the continued availability of Francis J. Alfano, our chief executive officer and Steven Stringer, our President and Chief Operating Officer. We have entered into employment agreements with each of Mr. Alfano and Mr. Stringer. These employment agreements contain non-competition provisions. The loss or unavailability to us of

Mr. Alfano or Mr. Stringer for an extended period of time could have a material adverse effect on our business operations and prospects. To the extent that either Mr. Alfano’s or Mr. Stringer’s services would be unavailable to us for any reason, we would be required to procure other personnel to manage and operate our Company. There can be no assurance that we will be able to locate or employ such qualified personnel on acceptable terms. At the present time, we do not have “key man” life insurance covering any of our principal officers.

Our acquisition strategy entails significant risks.

We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted markets. The acquisition candidates we review can be large, and their acquisition by us could have a significant and lasting impact on our business. We cannot guarantee that:

•	we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms; or

•	we will be able to obtain the financing necessary to complete all projected future acquisitions.

Acquisitions involve numerous risks, including:

•	adverse effects on our operating results;

•	an inability to integrate acquired businesses;

•	unanticipated liabilities and expenses;

•	costs associated with incomplete acquisitions;

•	expenses, delays and difficulties of integrating acquired companies into our existing organization;

•	dilution of the interest of existing shareholders if we issue our securities in making acquisitions or if we sell our securities in order to raise cash for acquisitions;

•	diversion of management’s attention;

•	expenses of amortizing the acquired companies’ intangible assets;

•	increases in our expenses in order to advertise and promote acquired companies; and

•	expenses of any undisclosed or potential legal liabilities of an acquired company.

In addition, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring any particular company and any acquired company could significantly under perform relative to our expectations. In particular, acquired companies often experience modest revenue declines immediately following the closing of their acquisition.

The success of our business depends on the continued integration of acquisitions.

We completed several acquisitions and may make additional acquisitions of businesses as part of our strategic growth strategy. Our future performance will depend in large part on our ability to integrate those businesses, with our existing operations successfully and to do so profitably. To integrate acquired businesses, it is often necessary or desirable to accomplish one or more of the following:

•	consolidate their billing and accounting systems into our systems and implement financial and other control systems;

•	relocate the servers and other equipment of acquired companies to one of our facilities;

•	migrate the operations of acquired companies onto our technology platforms;

•	integrate the client accounts of acquired companies into our client service system;

•	integrate the service offerings of acquired companies into our service offerings; and

•	identify resellers and referral partners of the services of acquired companies and migrate them to our business partner program.

We may not be able to successfully integrate acquired businesses with existing operations without substantial costs, delays or other problems, if at all. As we integrate acquired businesses:

•	we may lose clients of acquired companies due to difficulties during the integration process;

•
we may not be able to bill clients of the acquired companies accurately due to potential deficiencies in the internal controls of the acquired companies, such as inadequate back-office systems of the acquired companies and potential difficulties in migrating records onto our own systems;

•	we may experience difficulty in collecting bills rendered by acquired companies due to inaccurate record keeping of the acquired companies;

•	key employees of the acquired companies whom we wish to retain may resign;

•	management’s attention and resources could be diverted from our ongoing business concerns;

•	we may not be able to integrate newly acquired technologies with our existing technologies; and

•	we may not be able to train, retain and motivate executives and employees of the acquired companies.

Because we intend to employ a strategy that includes acquisition activity, at any time there are likely to be one or more acquired businesses that have not been fully integrated into our business. Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in the incurrence of debt and the incurrence of contingent liabilities and amortization expenses, each of which could have a material adverse effect on our operating results and financial position.

If we are unable to protect our trade secrets, our financial condition could be materially adversely affected.

We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. However, we cannot assure you that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

Our inability or failure to establish rights or to protect our rights may have a material adverse effect on our business, results of operations, and financial condition.

Our dependence on third party licenses could have adverse affects.

We rely on certain software, technology and content that we license or have licensed from third parties, including software, technology and content that is integrated with internally developed software and used in our products to perform key functions. These third-party licenses may not continue to be available to us on commercially reasonable terms. Also, the licensed software, technology and content may not be appropriately supported, maintained or enhanced by the licensors such that the license would not continue to provide the necessary commercial benefits to us. In addition, we may not be able to license additional software, technology and content on terms advantageous to us. The loss of or inability to obtain or replace licenses to, or inability to support, maintain and enhance, any of such licensed software, could result in increased costs, including the expense of internally developing the required software, technology and/or content, as well as delays or reductions in product shipments.

In certain parts of our managed services business we utilize software obtained as open-source. Such software is supported through various informal developer communities and may be more susceptible to internal vulnerabilities than commercial grade products. In the event that any of these software products would need to be replaced by an equivalent commercial product (because of discovered flaws or difficulty in obtaining support), we could incur significant costs associated with licensing equivalent commercial products, possibly rendering the services provided to clients based on these products unprofitable.

We have and may continue to have fluctuations in our quarterly operating results.

Our quarterly operating results have and, in the future, may fluctuate significantly, depending on a variety of factors, many of which are outside of our control. The markets in which we operate are characterized by significant seasonal swings in demand, which typically peak in the fourth quarter of each calendar year, our third fiscal quarter. We expect our net sales and operating results to reflect this seasonality. Factors that may affect our quarterly results include:

•	the demand for our products and services;

•	timing and amount of vendor and manufacturer incentive programs;

•	the size, timing and timely fulfillment of orders for our products and services;

•	the level of product, price and service competition;

•	changes in our sales incentive strategy, as well as sales personnel changes; and

•	general economic conditions and economic conditions specific to the IT market.

Our operating expenses and capital expenditures are expected to be based in large part on our expectations of future revenues and the expected costs associated with growing our acquired businesses. Therefore, if revenue levels are below expectations, operating results are likely to be adversely affected. Operating results may be disproportionately affected negatively by an unanticipated decline in revenue for a particular quarter because a relatively small amount of our expenses will vary with our revenue in the short term. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful and should not be relied upon as any indication of future performance.

Risks Involving Our Common Stock

Pequot can be deemed our controlling shareholder and Pequot’s interests may not be the same as our other shareholders.

Pequot currently holds approximately 47% of the voting power of our outstanding securities and has the right to acquire up to 51% of our voting securities. Pequot also has the power to nominate two directors on our Board of Directors. Pequot also may receive additional voting power if we were to elect to pay dividends on outstanding Series A Preferred Stock in the form of additional shares of Series A Preferred Stock. As a result Pequot may be deemed in control because Pequot is in a position to approve, and the approval of Pequot is effectively required to approve any transaction requiring approval of shareholders. These transactions could include mergers, consolidations, dissolutions or sales of assets. These transactions could benefit Pequot at the expense of our other shareholders or benefit Pequot disproportionately when compared to our other shareholders.

There is significant potential volatility in our stock price.

The market for our common stock is highly volatile and we have a limited average daily trading volume when compared to the total number of shares of our common stock outstanding. Consequently, even moderate selling pressure on our common stock could have a depressive effect on its market price.

We have no history of paying dividends.

We have never paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. In addition, our ability to pay dividends to the holders of our common stock is limited under our certificate of incorporation and secured lending facilities.

We may issue substantial amounts of additional shares of our common stock without shareholder approval, which could dilute the equity interests of our shareholders.

As of June 20, 2006, we had outstanding an aggregate of 11,565,234 shares of our common stock and an aggregate of 20,024,832 shares of Series A Preferred Stock which are subsequently convertible into our common stock on a share for share basis. The Investors currently hold warrants to purchase 3,657,693 shares of our common stock; provided that 450,000 of such warrants are not exercisable until approved by our shareholders. We also have an additional 10,975,168 shares of Series A Preferred Stock authorized but unissued, all of which shares are not reserved for specific purposes, other than pursuant to the anti-dilution provisions of the Series A Preferred Stock or for issuance in lieu of cash dividends on the Series A Preferred Stock, an additional 9,000,000 shares of serial preferred that are not designated as Series A Preferred Stock and an additional (a) 5,089,384 shares of our common stock issuable upon the exercise of stock options or restricted stock units granted or available for grant under our various stock plans and (b) aggregate of approximately 700,000 shares of our common stock issuable upon exercise of other stock options, restricted stock units or warrants previously granted and outstanding, all as of the date of this prospectus. All of such shares may be issued without any action or approval by our shareholders, except as may be limited under Nasdaq Marketplace Rules. Any shares issued by us in the future would further dilute the percentage ownership held by our shareholders.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, and the documents incorporated by reference into this prospectus, include “forward-looking statements” within the meaning of such term in Section 27 A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus, generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as:

•	the market acceptance, revenues and profitability of our current and future products and services;

•	our ability to acquire additional companies and ability to successfully integrate such acquirees, if any, into our operations;

•	general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate;

•	the competitive environments within the industries in which we operate;

•	our ability to raise additional capital, if and as needed; the cost-effectiveness of our product and service development activities;

•	the extent that our sales network and marketing programs achieve satisfactory response rates;

•	political and regulatory matters affecting the industries in which we operate; and

•
the other risks detailed in this prospectus, including those set forth in the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus, and, from time to time, in our other filings with the Securities and Exchange Commission.

Readers are urged to carefully review and consider the various disclosures made by us in this prospectus, and the documents incorporated by reference into this prospectus, and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this prospectus speak only as of the date hereof and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

THE COMPANY

We are a leading national provider of innovative information technology (“IT”) solutions, including Access, Convergence, Consolidation, Virtualization, and Managed Services. We enable our clients to achieve improved operational efficiency and to focus on growth, while mitigating the risk of implementing complex IT systems. We achieve these results by providing systems, networking, IP telephony, storage, security and data center infrastructure services that address the full life cycle of a client’s IT requirements from needs analysis, through planning, development, deployment, and testing, to on-going maintenance and support. We combine these services with technology from leading software and hardware manufacturers delivering strategic IT solutions that solve many of today’s business challenges.

Our clients consist of middle market corporations (generally those with $50 million to $1 billion in revenues), divisions of Global 2000 corporations, municipal, state and federal government agencies, and educational institutions. We serve clients in most major US metropolitan markets.

The Company will restate its operating results for its fiscal quarters ended September 30, 2004, December 31, 2004, and March 31, 2005, its fiscal year ended March 31, 2005, and its fiscal quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 for the manner in which it accounted for certain acquisition related costs. As a result, the Company’s consolidated financial statements filed in the Quarterly Reports on Form 10-Q and the Annual Report of Form 10-K for such periods should no longer be relied upon due to this restatement.

Please see Note 1 and Note 12 of the consolidated financial statements contained in the Company’s Annual Report on Form 10-K, including any amendments thereto, for the fiscal year ended March 31, 2006 for information regarding these restatements.

Business Strategy

Our strategy is to be the national leader in providing IT solutions to the middle market using a combination of carefully managed internal growth and acquisitions. We intend to grow our business organically by deepening strong customer relationships in our capacity as trusted advisors in IT solutions, as well as through acquisitions as we seek strong companies that can augment our geographic coverage and technical capabilities. The following are key components of our strategy.

Drive cross-selling of solutions across all geographies to generate organic growth

Our current solution areas include Access, Convergence, Consolidation, Virtualization, and Managed Services. Each of the companies we acquired had its own unique expertise in one or more of these solutions. We have been leveraging this expertise to spread these solutions and their related practice areas across our entire company. By offering a full complement of our solutions to all clients across all locations, we intend to drive additional organic growth by deepening our relationships with existing clients and creating stronger relationships with new clients.

Acquire strong companies that will augment our ability to deliver sophisticated IT solutions

One of our goals is to grow our business through the acquisition of additional companies. We intend to acquire companies to expand our business into geographic regions where we do not yet have a strong presence, strengthen our technical capabilities and provide new service offerings. Acquired companies may be material and their acquisition could have a significant and lasting impact on our company.

Leverage our centralized infrastructure and processes to support our national IT solutions platform

We have made a significant investment in building an infrastructure that supports our current business operations and enhances our ability to support substantial future growth. Centralized technology infrastructure, back-office, purchasing and human resources functions have all contributed to our ability to deliver our services on a national basis and improve the operating margins of our acquired businesses.

Business Services

Our approach to the market aligns our solutions and professional services with strategic manufacturer and supply chain relationships to deliver an end-to-end solution for our clients.

Solutions

We have developed our IT solutions to deliver immediate business value and return on investment for our clients. Our solutions consist of the following:

Access. Our Access solutions offer our clients secure, on-demand access to all of their corporate applications and information from remote locations using both wired and wireless technologies. These solutions combine system, network, and security technologies to create a cohesive infrastructure that improves the efficiency, mobility and agility of clients’ businesses.

Convergence. Our Convergence solutions provide our clients the ability to combine voice, data and video content on a common network, offering a feature-rich, cost-effective and flexible platform for business communications. By using a single converged network rather than multiple networks, clients are able to lower their total cost of ownership and simplify network management and deployment.

Consolidation. Our Consolidation solutions provide our clients the ability to streamline their IT infrastructure by consolidating operating systems, applications, and storage into high-performance, scalable systems thereby improving efficiency, control and manageability. These solutions combine server and storage consolidation, application centralization, data management and migration and disaster recovery services.

Virtualization. Our Virtualization solutions provide our clients the ability to separate applications, operating systems, and storage from physical hardware enabling a more flexible, scalable, fault-tolerant and cost-effective IT infrastructure. Virtualization allows clients to lower their total cost of ownership, maximize the utilization of their infrastructure resources and achieve operational efficiencies.

Professional Services

Our staff of experienced and certified technology professionals provide our clients with a full suite of IT professional services. The services range from advanced configurations and complex project management to project logistics and planning. We provide design, consulting, implementation and support services in our six areas of core competence. These are systems, networks, IP telephony, storage, security, and facilities and cabling.

•	Our systems practice includes Windows servers, open system servers, directories, messaging, fax and server-based computing.

•	Our networks practice includes wide-area networks, local-area networks, wireless, intelligent switching and routing.

•	Our IP telephony practice includes voice, video and data integration on IP network.

•	Our storage practice includes enterprise storage and data management.

•	Our security practice includes essential systems and tools to secure, monitor and defend data and networks from unauthorized access.

•	Our facilities and cabling practice includes design and installation of data centers and physical infrastructure.

Our capability to address all phases of technology projects, from needs analysis and definition through implementation and support, allows us to offer our customers a single point of accountability for a broad range of technology projects. As technology infrastructure becomes progressively more sophisticated and complex, our clients demand total project accountability from a single vendor. With our national presence, engineering expertise, and high-level relationships with top-tier vendors, we are able to undertake most technology infrastructure projects for our clients and provide them that critical single point of accountability.

Many of our clients require a guaranteed response to their system outages. Through our national staff of certified technicians and related field resources, we provide service level guarantees to our customers in response to problems with their infrastructure technology outages that are communicated to us, or that are detected through our automated remote monitoring systems as part of a managed services solution. We offer our clients various degrees of guaranteed response depending on the severity of the outage or the client’s specific response requirements.

Technology Partners

We maintain strategic relationships with many of today’s leading hardware and software technology manufacturers enabling us to deliver to our clients advanced and comprehensive solutions at competitive prices. For example, we are a Cisco Gold partner, a Citrix Platinum Solutions Advisor, a Hewlett Packard Gold and Enterprise Storage Elite partner, a Microsoft Gold partner, an EMC Velocity Premier partner, a Sun Advantage partner, an Avaya Gold partner, a Captaris Platinum partner, and a Nortel Elite partner. For those manufacturers that we believe are critical to our client’s technology infrastructure we generally hold the highest levels of certification granted by such manufacturers. We work with our strategic partners to develop national training programs to ensure consistent service delivery methodologies across our entire national footprint. With our 450 technical professionals nationwide, we train and certify our service professionals to maintain the highest levels of manufacturer certifications and authorizations. We often times work in conjunction with our partners to utilize our own accredited professional training service centers to train and deliver technical content to our service professionals.

We provide all aspects of infrastructure technology product delivery to our clients. Through our relationships as a certified partner with most of the key top tier infrastructure technology product manufacturers and with key infrastructure technology distributors, we are able to provide our clients with cost-effective product sourcing solutions to meet their requirements for managed, timely and competitive product procurement.

We offer an on-line, Web-based, secure product purchasing option for those clients who prefer a self-service alternative. Our e-commerce portal allows our clients to obtain product pricing, place unit or volume orders, and track the delivery process of their orders on line.

For clients who require their purchased products to be staged, pre-configured, field tested, assembled or integrated, we provide these services in one of three staging facilities (located in California, Massachusetts, and Delaware). Staging can be provided with or without the client’s participation, as directed by the client.

Managed Services

Our automated remote management system and pro-active support services monitor, manage, and protect our client’s business-critical infrastructure and applications from down time and failure.

Remote Monitoring & Management. Our automated remote management system provides our clients with real-time monitoring of their computing and storage systems, IP telephony systems and network infrastructure to immediately detect component failures, critical security events (such as, for example, hacking attempts), and deteriorating performance, and with reporting on key operating metrics of these systems. The system is a combination of our proprietary network management and monitoring software and third party licensed software. Monitoring of our clients’ networks is performed by our certified engineering staff operating on a 24x7x365 basis from our network operations centers (“NOC”). Our NOCs are located on the east and west coasts.

Hosting. In addition to monitoring, our managed services include managed hosting. We offer our customers a choice of two collocation facilities to host their computing systems. Our field engineering resources are available in each of our regions to provide field support and technical resources in connection with our managed services.

Remote Support. Our remote phone support service is a virtual extension of our client’s IT staff. We provide support for a wide range of technologies including Microsoft, Citrix, Sun, Cisco and Captaris.

Remote Helpdesk. Our helpdesk services provide end-user support customized to meet our client’s specific application requirements. All helpdesk analysts are HDI (Help Desk International) certified and available 24x7.

IT Outsourcing. Many of our potential clients have adopted an approach to technology of focusing on their core business competencies, while outsourcing non-core technology systems. These clients, however, often find it more cost-effective to outsource than to fund the cost of a full-time internal IT staff to operate the sophisticated technology systems necessary which support their core business. Additionally, some clients are faced with extensive legal and regulatory compliance mandates that require sophisticated technology solutions. Again, for some of these clients, maintaining a full-time internal staff to operate those systems is not feasible. Our IT outsourcing solutions provide a cost effective solution to such clients by providing targeted support to fill gaps in their technology staffing on a project basis.

Acquisition Program

One of our goals has been to grow our business through the acquisition of additional companies. These acquisitions have and are expected to continue to expand our business into geographic regions where we do not yet have a strong presence, strengthen our technical capabilities and provide new service offerings. To fund the cash portions of the acquisitions which we have made to date, we have relied on private institutional financing.

Since May 2004 we have received approximately $85 million in private institutional financing to support our acquisition program and internal growth initiatives. This includes approximately $60 million in preferred equity financing from Pequot and Constellation, and $25 million of subordinated debt financing from National Electric Benefit Fund.

Since May 2004, we have acquired six companies, either through the purchase of operating assets or the acquisition of capital stock:

•
DataVox Technologies, Inc., a Cisco AVVID (Architecture for Voice, Video and Integrated Data) authorized partner, offering advanced technology solutions, including IP telephony, security, storage, networking and wireless technologies solutions, as well as network facilities engineering and data center technology consulting and services.

•
Network Catalyst, Inc., a provider of advanced technology solutions in the VoIP (voice over Internet protocol), infrastructure and security fields to clients located throughout the Southern California region.

•
Vector ESP, Inc. and Vector ESP Management, Inc., providers of secure access, consulting services, information technology products, technology solutions, applications, messaging and collaboration products and services, remote connectivity and workforce mobility products and services.

•	Info Systems, Inc., a provider of VOIP, security and storage solutions, as well as telecommunications and structured cabling services, outsourced IT, staff augmentation and remote network monitoring, management and support services through its network operations center.

•	Nexl, Inc., a provider of enterprise storage, network infrastructure, security, IP telephony, and managed services to clients primarily located in the Northeast.

•	Axcent Solutions, Inc., a provider of access, infrastructure and availability solutions based on technologies from Citrix, Microsoft, Network Appliance, VMware and Cisco.

On June 23, 2005, our shareholders approved an investment of up to $40,000,000 by Pequot and Constellation under the terms of a purchase agreement, dated December 7, 2004, as amended on March 11, 2005 and on November 22, 2005 (the “Pequot/Constellation Purchase Agreement”). The investment was to be made through Pequot and Constellation’s purchase from us of shares of our Series A Convertible Preferred Stock and warrants to purchase shares of our common stock in two tranches, Series A-4 and A-5 Preferred Stock and related warrants. The November 22, 2005 amendment to the Pequot/Constellation Purchase Agreement provided for the obligation of the Investors to purchase and the Company to sell up to $10,000,000 of the Series A-5 Preferred Stock and detachable warrants to purchase shares of our common stock at an exercise price of $4.06 per share (the “Series A-5 Warrants”). The holders of the Series A-5 Warrants cannot exercise the purchase rights represented by the Series A-5 Warrants until the shareholders of the Company approve the issuance and exercise of the Series A-5 Warrants. Pequot and Constellation through a series of transactions purchased $35,000,000 of the Series A Preferred Stock and related warrants that were issuable pursuant to the Pequot/Constellation Purchase Agreement. The option to purchase the remaining $5,000,000 Series A Preferred Stock has expired. No further shares of Series A Preferred Stock or related warrants are issuable under the Pequot/Constellation Purchase Agreement. On August 16, 2005, we filed Registration Statement No. 333-127587, as amended, on Form S-3 registering for resale shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock (i.e. 7,845,941 shares) and exercise of the Series A-4 Warrants (i.e. 1,538,461 shares). On December 30, 2005, Registration Statement No. 333-127587 was declared effective by the SEC. On March 2, 2006 we filed Registration Statement No. 333-131089, as amended, on Form S-3 registering for resale shares of our common stock issuable upon conversion of the Series A-5 Preferred Stock (i.e. 3,776,923 shares). On March 21, 2006, Registration Statement No. 333-131089 was declared effective by the SEC. We are also obligated to file a registration statement in connection with the 450,000 shares of our common stock issuable upon conversion of the Series A-5 Warrants.

There is a question of whether the sale of all the securities that can be purchased and sold pursuant to the Pequot/Constellation Purchase Agreement, specifically, the Series A-4 Preferred Stock, Series A-4 Warrants, Series A-5 Preferred Stock and Series A-5 Warrants (collectively, the “Securities”) should be considered as a single, integrated transaction under federal securities laws. If the single, integrated transaction position described above were correct and if we were conducting the offer and sale of any part of the Securities as an unregistered transaction while we had on file a registration statement for the public resale of the underlying shares of such Securities, such an occurrence could give rise to a right of the Investors to rescind their purchases of the Securities under federal securities laws. As we filed a registration statement for the securities underlying the Series A-4 Preferred Stock and Series A-4 Warrants while the option to purchase the Series A-5 Preferred Stock and Series A-5 Warrants was still outstanding, if the sale of all securities that can be purchased and sold pursuant to the Pequot/Constellation Purchase Agreement is considered as a single, integrated transaction under federal securities laws, then our filing of the registration statement for the Series A-4 Preferred Stock and A-4 Warrants while the option to purchase the Series A-5 Preferred Stock and Series A-5 Warrants was still outstanding could give rise to a right of the Investors to rescind their purchases of the Securities under federal securities laws. The Investors have executed a waiver letter whereby they waive any and all such rescission rights.

Our Offices and Website

Our principal executive offices currently are located at 1200 High Ridge Road, Stamford, Connecticut 06905. Our telephone number is (203) 975-3700. We maintain a website at www.mtm.com. Information contained on our website is not to be considered a part of, nor incorporated by reference in, this prospectus.

The Offering

Common stock being offered by us	None.
Common stock being offered by the selling securityholders	838,081 common shares.
Common stock outstanding as of the date of this prospectus	11,684,298 shares.
Use of proceeds	We will not receive any of the proceeds from the sale of the shares being offered pursuant to this prospectus.

Nasdaq SmallCap Market Symbol

Our common stock currently is traded on The Nasdaq SmallCap Market under the symbol “MTMC.”

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling securityholders pursuant to this prospectus will belong to the applicable selling securityholders. We will not receive any of the proceeds from the sale of such shares.

DIVIDEND POLICY

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the further development of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. In addition, provisions contained in our certificate of incorporation governing the terms of our Series A Preferred Stock, as well as our financing agreements with the CIT Group/Business Credit, Inc., Textron Financial Corporation and Columbia Partners, L.L.C. Investment Management, as Investment Manager for National Electric Benefit Fund, place restrictions on our ability to declare or make any cash dividends on our common stock. In addition, our ability to pay cash dividends on our common stock in the future could be further limited or prohibited by the terms of future financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

SELLING SECURITYHOLDERS

An aggregate of 838,081 shares of our common stock may be offered for sale and sold pursuant to this prospectus by the selling securityholders.

On December 10, 2004 we completed the acquisition of substantially all of the assets of Vector ESP, Inc. and Vector ESP Management, Inc. The consideration paid at closing for the transaction consisted of $16.8 million in cash, promissory notes in the principal amount of $0.7 million and 433,840 shares of our common stock. The closing price of our common stock on the day prior to the closing of the transaction was $5.50 per share. The shares of our common stock issued to VGS Liquidating Company (formerly, Vector Global Services, Inc.) the sole shareholder of Vector ESP, Inc. and Vector ESP Management, Inc.: (i) as part of the Earnout Consideration and (ii) as partial repayment of the Promissory Note. constitute the shares being offered for sale pursuant to this prospectus. These shares were subsequently distributed by VGS Liquidating Company to its shareholders.

These shares are to be offered by and for the respective accounts of the selling securityholders and any pledgees, donees, assignees and transferees or successors-in-interest of the respective selling securityholders. We have agreed to register all of such securities under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders).

The following table and notes to the table sets forth, with respect to each selling securityholder:

•	the name of the selling securityholder;

•	the number of shares of our common stock beneficially owned by the selling securityholder as of the date of this prospectus;

•	the number of shares of our common stock being offered for sale by the selling securityholder pursuant to this prospectus; and

•
the number of shares of our common stock and percentage that will be beneficially owned by the selling securityholder assuming the selling securityholder disposes of all of the shares being offered pursuant to this prospectus.

With the exception of VGS Liquidating Company entering into the asset purchase agreement providing for the acquisition of the assets of Vector ESP, Inc. and Vector ESP Management, Inc. by us and for the employment relationship between us and each of Thomas Flink, Dean Maire,

James Jones, and Gregory Galanos, no selling securityholder has had any material relationship with us over the past three years. Mr. Flink is Senior Vice President of Practice Management, Mr. Maire is Senior Vice President - Partner Management for MTM, Mr. Jones is President of our Central Region, and Mr. Galanos is Regional Vice President - Sales for our Central Region.

			Beneficial Ownership After the Sale of the Shares
Name and Material Relationships	Beneficial Ownership Prior to Sale of the Shares	Number of Shares Being Offered for Sale	Number	Percentage
Centennial Fund VI, L.P.[1]	306,172	232,344	73,828.631%
Centennial Entrepreneurs Fund VI, L.P.[1]	7,655	5,809	1,846.016%
Centennial Strategic Partners VI, L.P.[1]	25,497	19,626	5,871.050%
Centennial Holdings I, LLC[1]	6,124	4,647	1,477.012%
NAS Partners 1, L.L.C2	811	638	173.001%
Nassau Capital Partners III L.P.[3]	104,938	82,552	22,386.191%
Norwest Equity Partners VII L.P4	481,027	316,952	164,075	1.404%

1   Centennial Holdings VI, LLC is the general partner of Centennial Fund VI, L.P., Centennial Entrepreneurs Fund VI, L.P. and CSPVI Management, LLC (the general partner of Centennial Strategic Partners VI, L.P.), and, accordingly, Centennial Holdings VI, LLC may be deemed to have beneficial ownership of shares directly owned by Centennial Fund VI, L.P., Centennial Entrepreneurs Fund VI, L.P. and Centennial Strategic Partners VI, L.P. The Managing Principals of Centennial Holdings VI, LLC are Duncan T. Butler, Jr., Steven C. Halstedt, David C. Hull and Jeffrey H. Schutz, and in such capacity may be deemed to exercise voting and dispositive powers with respect to the listed shares held by Centennial Fund VI, L.P., Centennial Entrepreneurs Fund VI, L.P. and Centennial Strategic Partners VI, L.P. The Executive Committee of Centennial Holdings I, LLC possesses voting and dispositive authority over the listed shares held by Centennial Holdings I, LLC and consists of Messrs. Halstedt, Hull and Schutz. However, none of Messrs. Butler, Halstedt, Hull or Schutz, and no other natural person who is a partner, member or officer of Centennial Holdings VI, LLC, CSPVI Management, LLC or Centennial Holdings I, LLC, acting alone, has voting or dispositive power with respect to MTM securities directly beneficially owned by Centennial Fund VI, L.P., Centennial Entrepreneurs Fund VI, L.P., Centennial Strategic Partners VI, L.P. and Centennial Holdings I, LLC and, as a result, all such individuals disclaim beneficial ownership of such securities.

2   NAS Partners 1 L.L.C. has approximately twelve owners of which only two have the authority to vote on behalf of the entity those being Randall A. Hack and John Quigley.

3   Nassau Capital LLC is the general partner of Nassau Capital Partners II L.P. As general partner Nassau Capital LLC has the voting power with respect to the listed shares. Two members, Randall A. Hack and John Quigley have the voting power within Nassau Capital LLC

4    The 276,678 shares of the Company’s stock to which this Agreement relates are held of record and beneficially by Norwest Equity Partners VII, LP (“NEP VII”), the sole general partner of which is Itasca LBO Partners VII, LLP (“Itasca”) whose managing partners are John E. Lindahl and Timothy C. DeVries and whose managing administrative partner is John P. Whaley. All voting and investment power with respect to the listed shares is held solely by NEP VII acting by and through Itasca and its managing partners and managing administrative partner. Over 99% of NEP VII’s limited partnership interests are held by Norwest Limited LP, LLLP. Norwest Limited LP, LLLP is a Delaware limited liability limited partnership, 100% of whose general and limited partnership interests are indirectly owned by Wells Fargo & Company, a financial holding company and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“Wells Fargo”). Wells Fargo also indirectly owns all the outstanding stock or membership interests in various registered broker-dealers who are also members of the NASD (the “Broker-Dealers”). The business of these broker-dealers is limited to providing retail brokerage services or investment advice at the request of clients, except for (i) Wells Fargo Brokerage Services, LLC and Wells Fargo Institutional Services, LLC, which also act as underwriters for public and private offerings of corporate debt and municipal securities to institutional investors; and (ii) Wells Fargo Securities, LLC, which may act as an underwriter from time to time, and Wells Fargo Investments, LLC (“WFI”), also a retail broker, may act as a dealer for public and private offerings of equity securities. Neither of the foregoing entities named in clause (ii) will participate in the offering of the Company’s stock as an underwriter or a dealer. Notwithstanding the foregoing, however WFI and other Broker Dealers who provide retail brokerage services may, however, purchase the Company’s stock from time to time on the order of customers in the secondary market. Northwest Equity Partners VII acquired the listed shares in the ordinary course of business. At the time of the acquisition Northwest Equity Partners VII did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the listed shares.

Roger Flink	15,713	10,354	5,359.046%
Janet Flink	11,236	7,404	3,832.033%
Caribou Interests, LP5	20,914	13,780	7,134.061%
Thomas Flink	45,066	24,874	20,192.173%
William Flink	8,321	5,483	2,838.024%
Scott H. Gorcester	7,684	5,063	2,621.022%
Bradley S. Truman	3,521	1,115	2,406.020%
A. Jeff Graham	13,092	6,216	6,876.058%
Christopher B. Combs	3,533	1,123	2,410.020%
Dean Maire	6,876	4,530	2,346.020%
James Jones	12,651	7,902	4,749.040%
Donna M. Neises	6,753	3,835	2,918.025%
Gregory J. Galanos	13,177	8,068	5,109.044%
Steve Kaplan	24,396	16,075	8,321.071%
Lisa Kaplan	8,350	5,502	2,848.024%
Alan Kaplan	3,730	2,458	1,272.010%
Stan Kaplan	645	425	220.001%
PG & Co. Fund II, L.P.[6]	86,060	24,345	61,715.528%
Patrick G. Bromley	12,075	3,303	8,772.075%
Kalman Family Ltd. Partnership[7]	290	191	99.0008%
Karl Maier	12,719	8,381	4,338.037%
Mark Johnson	15,086	15,086	0	0.0%
TOTAL	1,264,112	838,081	426,031

5   Beneficial owners in Caribou Interests, LP are Roger D. Flink, Janet M. Flink, Thomas R. Flink and William D. Flink. Roger D. Flink, Janet M. Flink, Thomas R. Flink and William D. Flink exercise the voting and/or dispositive powers with respect to the listed shares.

6   Patterson Girard Company, L.L.C. is the sole general partner of PG &Co. Fund II, L.P. and as the manager of Patterson Girard Company, L.L.C., Wayne Patterson has the sole management authority and voting control over PG&Co. Fund II, L.P. and the assets therein.

7   The general partner of the Kalman Family Ltd. Partnership is Francis S. Kalman and Francis S. Kalman controls the Kalman Family Ltd. Partnership and is responsible for all investment activities and decisions of the Kalman Family Ltd. Partnership.

PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by underwriters or agents, the selling securityholders or by pledgees, donees, transferees or other successors in interest of the selling securityholders for their respective own accounts or through block trades.

We will receive none of the proceeds from such shares. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The shares offered by the selling securityholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgees, transferees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the transferees, pledgees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell shares short and redeliver the shares to close out such short positions. The selling securityholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling securityholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer that participates with the selling securityholders in the distribution of the shares being offered pursuant to this prospectus may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. To our knowledge, none of the selling securityholders has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any of the selling securityholders. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered pursuant to this prospectus, we will, if required, file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act.

Each selling securityholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling securityholders.

In order to comply with the securities laws of various states, the common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of our common stock being offered pursuant to this prospectus will be passed upon for us by Thelen Reid & Priest LLP.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended March 31, 2006, have been incorporated by reference into this prospectus and in the registration statement to which this prospectus forms a part in reliance upon the reports of Goldstein Golub Kessler LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

WHERE TO GET MORE INFORMATION

Registration Statement

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. The registration statement, including exhibits to the registration statement, may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E. Room 1580, Washington, DC 20549 at prescribed rates. You should call 1-800-SEC-0330, for more information on the public reference room. The SEC also maintains a world wide website at “http://www.sec.gov” that contains reports, proxy and information statements and other information regarding registrants, including us, which file electronically with the SEC. The registration statement, including all exhibits and amendments to the registration statement, is available on that website.

Other Information

Government Filings

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E. Room 1580, Washington, DC 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC’s Washington, D.C. offices, at prescribed rates. Please call the SEC, at 1-800-SEC-0330, for further information on its public reference facilities. In addition, the SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at the address “http://www.sec.gov.” Information contained on the SEC website is not part of this prospectus.

Nasdaq

Our common stock is listed on The Nasdaq SmallCap Market. Material filed by us can also be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

MTM Technologies, Inc.

Most of our SEC filings also are available at our website at “http://www.mtm.com.” Information contained on our website is not part of this prospectus. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Investor Relations Department
MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06905
Telephone number: (203) 975-3700

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	certain information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

We incorporate by reference the documents listed below and those filings we may make with the SEC after the date of the initial registration statement and prior to the effectiveness of such registration statement. We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on July 14, 2006;

•	our Current Report on Form 8-K (Date of Report: April 20, 2006), filed with the SEC on April 21,2006;

•	our Current Report on Form 8-K/A (Date of Report: December 1, 2005), filed with the SEC on June 27, 2006;

•	our Current Report on Form 8-K (Date of Report: June 28, 2006), filed with the SEC on July 05, 2006;

•	our Current Report on Form 8-K (Date of Report: July 7, 2006), filed with the SEC on July 12, 20056

•	our Current Report on Form 8-K (Date of Report: July 13, 2006) filed with the SEC on July 14, 2006;

•	our Current Report on Form 8-K (Date of Report: July 14, 2006) filed with the SEC on July 17, 2006;

•
the description of our common stock contained in the Registration Statement on Form 8-A was filed with the SEC in October 1993, including any amendment(s) or report(s) filed for the purpose of updating such description.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The estimated expenses of the issuance and distribution of the shares being offered for sale pursuant to this registration statement, all of which are to be borne by the registrant, are as follows:

Securities and Exchange Commission registration fee	$ 264.54 *
Accounting fees and expenses	3,500 *
Legal fees and expenses	30,000 *
Printing and engraving	1,000 *
Miscellaneous	3,000 *
Total	$ 37,764.54 *
____________
*  Estimated.

Item 15.    Indemnification of Directors and Officers.

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended to the date of this registration statement, each person who is or was a director or officer of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys’ fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

The officers and directors of the registrant are covered by officers’ and directors’ liability insurance. The policy coverage is $30 million, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000.

Item 16.    Exhibits.

Number	Description
2.1	Asset Purchase Agreement dated December 1, 2004, by and among Vector ESP, Inc., Vector ESP Management, Inc., and Vector Global Services, Inc. and MTM Technologies, Inc.*
5.1	Opinion and consent of Thelen Reid & Priest LLP
23.1	Consent of Goldstein Golub Kessler LLP
23.2	Consent of UHY LLP
23.7	Consent of Thelen Reid & Priest LLP [Included in legal opinion filed as exhibit 5.1.]
24.1	Power of Attorney [See page II-4]
99.7
Waiver Letter dated December 9, 2005 by Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC*

____________
*  Incorporated by reference.  See Exhibit Index.

Item 17.    Undertakings.

(a)   The undersigned Company hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such fist use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Francis J. Alfano, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable MTM Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 26, 2006.

MTM Technologies, Inc.
By:	/s/ Francis J. Alfano
Francis J. Alfano, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

/s/ Gerald A. Poch Gerald A. Poch	Chairman of the Board of Directors	July 26, 2006
/s/ Francis J. Alfano Francis J. Alfano	Chief Executive Officer (Principal Executive Officer) and Director	July 26, 2006
/s/ Michael El-Hillow Michael El-Hillow	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2006
/s/ Steven H. Rothman Steven H. Rothman	Director	July 26, 2006
/s/ Richard R. Heitzmann Richard R. Heitzmann	Director	July 26, 2006

William Lerner	Director
Alvin E. Nashman	Director
/s/ Arnold J. Wasserman Arnold J. Wasserman	Director	July 26, 2006
Thomas Wasserman	Director

MTM TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-3

EXHIBIT INDEX

Exhibit Number	Description
2.1
Asset Purchase Agreement dated December 1, 2004, by and among Vector ESP, Inc., Vector ESP Management, Inc., and Vector Global Services, Inc. and MTM Technologies, Inc.[Incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the Securities Exchange Commission on December 2, 2004]

5.1	Opinion and consent of Thelen Reid & Priest LLP
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of UHY LLP
23.7	Consent of Thelen Reid & Priest LLP [Included in legal opinion filed as exhibit 5.1.]
24.1	Power of Attorney [See page II-4]
99.7
Waiver Letter dated December 9, 2005 by Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC [Incorporated by reference to Exhibit 99.7 of the registrant’s Form S-3 filed with the Securities and Exchange Commission on December 28, 2005].